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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
America West Holdings Corporation:

     We consent to the use of our reports dated February 27, 1998, relating to the consolidated balance sheets of America West Holdings Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of America West Holdings Corporation incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



                              KPMG Peat Marwick LLP

Phoenix, Arizona

May 11, 1998